Exhibit 10.9
[WEC Energy Group Letterhead]

February 21, 2022

Scott,

The Company wishes to encourage your continued employment through the date of your retirement to ensure continuity of CEO leadership and to provide sufficient time for longer term succession planning to develop the future leadership team of the organization.

To retain your employment with the Company, the Compensation Committee has approved this retention agreement effective February 21, 2022. Under the agreement, the Company will credit an annual contribution of $300,000 to a notional account beginning with the effective date of the agreement. So long as you are employed with the Company, an additional $300,000 will be credited annually on February 1st until a maximum of ten (10) contributions have been made. The account will be credited with annual interest at the rate of 5%. The account balance will vest on February 1, 2027 when the 6th contribution to the account has been credited. The account will be distributed as soon as administratively possible after your separation of service in a form elected by you and will be immediately vested in the event of your death or disability. The beneficiaries of this retention agreement shall be the same as those designated for your Executive Deferred Compensation Plan benefit. Administration of this benefit will comply with Section 409A of the Internal Revenue Code.

Scott, I look forward to continuing to work together as you lead WEC.

Sincerely,

/s/ Gale E. Klappa

Gale E. Klappa
Executive Chairman

Accepted:

/s/ Scott J. Lauber	02/21/2022
Scott J. Lauber	Date